Exhibit 2.8

STATEMENT OF DESIGNATION OF RIGHTS, PREFERENCES AND PRIVILEGES OF SERIES G
PERPETUAL CONVERTIBLE PREFERRED SHARES

OF

TOP SHIPS INC.

The undersigned, Alexandros Tsirikos does hereby certify:

1. That he is the duly elected and acting Chief Financial Officer of TOP Ships Inc., a Marshall Islands corporation (the “Company”).

2. That pursuant to the authority conferred by the Company’s Third Amended and Restated Articles of Incorporation, as amended, the Company’s Board of Directors (the “Board”) on March 31, 2026 adopted the following resolution designating and prescribing the relative rights, preferences and limitations of the Company’s Series G Perpetual Convertible Preferred Shares:

RESOLVED, that pursuant to the authority vested in the Board by the Third Amended and Restated Articles of Incorporation, as amended, the Board does hereby establish a series of preferred stock, par value $0.01 per share, and the designation and certain powers, preferences and other special rights of the shares of such series, and certain qualifications, limitations and restrictions thereon, are hereby fixed as follows:

Section 1. Designation and Amount. The shares of such series shall be designated as “Series G Perpetual Convertible Preferred Shares”. The Series G Perpetual Convertible Preferred Shares shall have a par value of $0.01 per share, and the number of shares constituting such series shall initially consist of 14,000 shares, which number the Board may increase or decrease (but not below the number of shares then outstanding) from time to time.

Section 2. Issuance. The Series G Perpetual Convertible Preferred Shares are to be issued to Central Mare Inc. (“Central Mare”) pursuant to the Share Purchase Agreement, dated as of February 18, 2026 between Central Mare and the Company (the “Share Purchase Agreement”).

Section 3. Dividends and Distributions.

(a) Subject to the prior and superior right of the holders of any shares of any series of preferred stock ranking prior and superior to the Series G Perpetual Convertible Preferred Shares with respect to dividends, the holders of Series G Perpetual Convertible Preferred Shares shall be entitled to receive out of funds legally available for the purpose, semi-annual dividends payable in cash on the last day of June and December in each year (each such date being referred to herein as a “Semi Annual Dividend Payment Date”), commencing on the first Semi Annual Dividend Payment Date in an amount per share (rounded to the nearest cent) equal to fifteen percent (15%) per year of the Liquidation Amount (as defined below) of the then outstanding Series G Perpetual Convertible Preferred Shares (computed on the basis of a 365-day year and the actual days elapsed).

(b) Accrued but unpaid dividends shall bear interest at fifteen percent (15%). Dividends paid on the Series G Perpetual Convertible Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board may fix a record date for the determination of holders of Series G Perpetual Convertible Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

(c) Dividends will not be payable in cash, if such payment violates any provision of any senior secured facility that the Company has entered (or as the case may be) will enter into, or has provided (or as the case may be) will provide a guarantee for, for as long as said provisions remain in effect.

Section 4. Voting Rights. The holders of Series G Perpetual Convertible Preferred Shares shall have the following voting rights:

  (a) Each Series G Perpetual Convertible Preferred Share shall entitle the holder thereof to the voting power one thousand (1,000) common shares of the Company, par value $0.01 per shares (the “Common Shares”), provided however, that no holder of Series G Perpetual Convertible Preferred Shares may exercise voting rights pursuant to Series G Perpetual Convertible Preferred Shares that would result in the aggregate voting power of any beneficial owner of such shares and its affiliates (whether pursuant to ownership of Series G Perpetual Convertible Preferred Shares, Common Shares or otherwise) to exceed 19.99% of the total number of votes eligible to be cast on any matter submitted to a vote of shareholders of the Corporation. For purposes of this Section 3(a), a holder of Series G Perpetual Convertible Preferred Shares shall include each “beneficial owner” of such Series G Perpetual Convertible Preferred Shares, as determined in accordance with Section 13d-3 of the Securities Exchange Act of 1934, as amended, together with any person or entity that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such beneficial owner.

(b) Except as otherwise provided herein or by law, the holders of Series G Perpetual Convertible Preferred Shares and the holders of Common Shares shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

(c) Except as required by law, holders of Series G Perpetual Convertible Preferred Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Shares as set forth herein) for taking any corporate action.

Section 5. Reserved.

Section 6. Reacquired Shares. Any Series G Perpetual Convertible Preferred Shares converted pursuant to Section 9 hereof, or purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof and may not be reissued.

Section 7. Liquidation, Dissolution or Winding Up.

(a) Upon any liquidation, dissolution or winding up of the Company, including the merger, consolidation or reorganization of the Company into or with another entity through one or a series of related transactions, or the sale, transfer or lease of all or substantially all of the assets of the Company, whether voluntary or involuntary, except any sale of all, or substantially all, of the maritime vessels of the Company in which the proceeds of such sales are used to acquire other maritime vessels (collectively, a “Liquidation”), the holders of Series G Perpetual Convertible Preferred Shares shall be entitled to receive the net assets of the Company pari passu with the Common Shares.

Section 8. Redemption.

(a) The Company at its option shall have the right to redeem (unless otherwise prevented by law), a portion or all of the outstanding Series G Perpetual Convertible Preferred Shares. The Company shall pay an amount equal to one thousand dollars ($1,000) per share of Series G Perpetual Convertible Preferred Shares (the “Liquidation Amount”), plus a redemption premium equal to fifteen percent (15%) of the Liquidation Amount being redeemed if that redemption takes place up to and including the first anniversary of the first issuance of Series G Perpetual Convertible Preferred Shares and twenty percent (20%) of the Liquidation Amount being redeemed if that redemption takes place after first anniversary of the first issuance of Series G Perpetual Convertible Preferred Shares, plus an amount equal to any accrued and unpaid dividends on such Series G Perpetual Convertible Preferred Shares (collectively referred to as the “Redemption Amount”). In order to make a redemption, the Company shall first provide one (1) business day advance written notice to the holders of its intention to make a redemption (the “Redemption Notice”) setting forth the amount it desires to redeem. Upon the expiration of the one (1) business day period, the Company shall deliver to each holder the Redemption Amount with respect to the amount redeemed after giving effect to conversions effected during the notice period.

(b) The Series G Perpetual Convertible Preferred Shares shall not be subject to redemption in cash at the option of the holders thereof under any circumstances.

Section 9. Conversion.

(a) The Series G Perpetual Convertible Preferred Shares outstanding at any time shall be convertible, at any time and from time to time, in whole or in part (pro rata among the holders of Series G Perpetual Convertible Preferred Shares), at the option of the Company, by providing written notice of conversion to such holders, into such number of fully paid and non-assessable Common Shares, determined by dividing the Liquidation Amount of each Series G Perpetual Convertible Preferred Share plus an amount equal to any accrued and unpaid dividends on such Series G Perpetual Convertible Preferred Shares (in total, the “Conversion Amount”) by the then applicable Conversion Price (as hereinafter below).

For the purposes hereof, the term “Conversion Price” in respect of each conversion shall mean the lesser of (i) 120% of the closing price of our Common Shares on the trading day immediately preceding the first issuance of Series G Perpetual Convertible Preferred Shares (the “Fixed Conversion Price”), (ii) 80% of the lowest daily volume weighted average price of the Company’s Common Shares (as reported by Bloomberg) over the twenty (20) consecutive Trading Days (as defined below) expiring on the Trading Day immediately prior to the date of delivery of such Conversion Notice (as defined below), (iii) the conversion price or exercise price per share of any of the Company’s then outstanding convertible shares or warrants, (iv) the lowest issuance price of the Company’s common shares in any transaction from the date of the issuance the Series G Perpetual Preferred Shares onwards, but in any case not less than $0.60 (the “Floor Price”). “Trading Day” means any day on which the principal United States securities exchange or trading market where the Common Shares is then listed or traded is open for business.

(b) Before the Company shall be entitled to convert Series G Perpetual Convertible Preferred Shares into Common Shares pursuant to Section 9(a) hereof, the Company shall give written notice to each holder of Series G Perpetual Convertible Preferred Shares of the election to convert Series G Perpetual Convertible Preferred Shares, the number of Series G Perpetual Convertible Preferred Shares to be converted, the number of Series G Perpetual Convertible Preferred Shares owned subsequent to the conversion at issue, and the name in which the certificate for Common Shares are to be issued (each, a “Conversion Notice”). No ink-original Conversion Notice shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Conversion Notice form be required. The calculations and entries set forth in the Conversion Notice shall control in the absence of manifest or mathematical error. To effect conversions of Series G Perpetual Convertible Preferred Shares, a holder shall not be required to surrender the certificate(s) representing the Series G Perpetual Convertible Preferred Shares to the Corporation unless all of the Series G Perpetual Convertible Preferred Shares represented thereby are so converted, in which case such holder shall deliver the certificate representing such Series G Perpetual Convertible Preferred Shares promptly following the completion of the conversion at issue.

(c) Series G Perpetual Convertible Preferred Shares converted into Common Shares or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued. The Company shall, as soon as practicable after delivery of the Conversion Notice and in any event within three (3) business days thereafter (the “Share Delivery Date”), issue and deliver or cause to be delivered to such holder of Series G Perpetual Convertible Preferred Shares, or to the nominee or nominees thereof, a certificate or certificates representing the number of validly issued, fully paid and non-assessable Common Shares to which such holder shall be entitled as aforesaid. Conversion under this Section 9 shall be deemed to have been made immediately upon delivery of the Conversion Notice and in either case the Person entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Common Shares as of such date (such date, the “Conversion Date”). Nothing herein shall limit a holder’s right to pursue actual damages for the Company’s failure to deliver Common Shares within the period specified herein and such holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(d) No fractional shares shall be issued upon conversion of the Series G Perpetual Convertible Preferred Shares into Common Shares and the number of Common Shares to be issued shall be rounded down to the nearest whole share.

(e) In the event the Company should at any time or from time to time fix a record date for the effectuation of a split or subdivision of the outstanding Common Shares or the determination of holders of Common Shares entitled to receive a dividend or other distribution payable in additional Common Shares or Common Share equivalents without payment of any consideration by such holder for the additional Common Shares or the Common Share equivalents (including the additional Common Shares issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Fixed Conversion Price and Floor Price of the Series G Perpetual Convertible Preferred Shares shall be appropriately decreased so that the number of Common Shares issuable upon conversion of each Series G Perpetual Convertible Preferred Share shall be increased in proportion to such increase in the aggregate of Common Shares outstanding and issuable with respect to such Common Share equivalents.

(f) If the number of Common Shares outstanding at any time after is decreased by a combination of the outstanding Common Shares (by reverse stock split or otherwise), then, following the record date of such combination, the Conversion Price for the Series G Perpetual Convertible Preferred Shares shall be appropriately increased so that the number of Common Shares issuable on conversion of each share of each series shall be decreased in proportion to such decrease in outstanding shares.

(g) Adjustments for Distribution. In addition to any other adjustments pursuant to the terms hereof, in the event the Company shall declare a distribution payable in Common Shares, Common Share equivalents or other securities of the Company, or any subsidiary, evidences of indebtedness issued by the Company, or any subsidiary, assets (or rights to acquire assets), or options, rights or other property to the holders of Common Shares, in each case whether by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (each, a “Distribution”), then, in each such case the holders of the Series G Perpetual Convertible Preferred Shares shall be entitled to a proportionate share of any such Distribution as though they were the holders of the number of Common Shares of the Company into which their Series G Perpetual Convertible Preferred Shares are convertible as of the record date fixed for the determination of the holders of Common Shares of the Company entitled to receive such Distribution. Notwithstanding the foregoing, this Section 9(g) shall not apply in respect of the issuance of Common Shares or standard options to purchase Common Shares to directors, officers or employees of the Company in their capacity as such.

(h) Adjustments for Recapitalization. If at any time or from time to time there shall be a recapitalization of the Common Shares (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere), provision shall be made so that the holders of the Series G Perpetual Convertible Preferred Shares shall thereafter be entitled to receive upon conversion of the Series G Perpetual Convertible Preferred Shares the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Common Shares deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section with respect to the rights of the holders of the Series G Perpetual Convertible Preferred Shares after the recapitalization to the end that the provisions of this Section (including, without limitation, provisions for adjustments of the Fixed Conversion Price and the number of Common Shares issuable upon conversion of the Series G Perpetual Convertible Preferred Shares) shall be applicable after that event as nearly equivalent as may be practicable.

(i) Notice of Record Taking. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of Series G Perpetual Convertible Preferred Shares, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(j) The Company shall at all times reserve and keep available out of its authorized but unissued Common Shares, solely for effecting the conversion of the share so the Series G Perpetual Convertible Preferred Shares, 200% of the number of Common Shares as shall from time to time be sufficient to effect conversion of all outstanding Series G Perpetual Convertible Preferred Shares (the “Required Reserve Amount”); and if at any time the number of authorized but unissued Common Shares shall not be sufficient to enable the Company to satisfy its obligation to have available for issuance upon conversion of the Series G Perpetual Convertible Preferred Shares at least a number of Common Shares equal to the Required Reserve Amount, then, in addition to such other remedies as shall be available to the holder of such Series G Perpetual Convertible Preferred Shares, the Corporation will immediately take all such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Shares to such number of shares as shall be sufficient for such purposes, including, without limitation, using its best efforts to obtain the requisite stockholder approval of any necessary amendment to these provisions as soon as possible.

Section 10. Limitations of Conversion. The Company shall be entitled to convert the Series G Perpetual Convertible Preferred Shares in full, regardless of the beneficial ownership percentage of the holder after giving effect to such conversion.

Section 11. Ranking. All of the Series G Perpetual Convertible Preferred Shares shall rank pari passu with all classes of Common Shares.

Section 12. Amendment. The Third Amended and Restated Articles of Incorporation of the Company, as amended, shall not be further amended in any manner which would materially alter or change the powers, preference or special rights of the Series G Perpetual Convertible Preferred Shares so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding Series G Perpetual Convertible Preferred Shares, voting separately as a class.

Section 13. Fractional Shares. Series G Perpetual Convertible Preferred Shares may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series G Perpetual Convertible Preferred Shares.

Section 14. Transfer of Series G Perpetual Convertible Preferred Shares. A holder may transfer some or all of its Series G Perpetual Convertible Preferred Shares without the consent of the Company, provided the holders of Series G Perpetual Convertible Preferred Shares and their direct and indirect transferees are subject to the transfer restrictions of the Share Purchase Agreement, including that the Series G Perpetual Convertible Preferred Shares shall not be sold or traded on any securities exchange or public market until March 15, 2028 and any transferee must agree to be bound by such terms. Any Common Shares issued on conversion of the Series G Perpetual Convertible Preferred Shares will be subject to the same transfer restrictions under the Share Purchase Agreement and will bear a legend substantially in the following form, in addition to any legends appropriate to such securities’ status as “restricted securities” under federal securities laws.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF THAT CERTAIN SHARE PURCHASE AGREEMENT BETWEEN THE COMPANY AND THE INITIAL SECURITY HOLDER(S) DATED FEBRUARY 18, 2026, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY. SUCH TRANSFER RESTRICTIONS ARE BINDING ON TRANSFEREES OF THESE SHARES.

Section 15. Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the holders), a register for the Series G Perpetual Convertible Preferred Shares, in which the Company shall record the name, address and facsimile number of the persons in whose name the Series G Perpetual Convertible Preferred Shares have been issued, as well as the name and address of each transferee. The Company may treat the person in whose name any Series G Perpetual Convertible Preferred Shares is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers. There shall be no registration requirements for the underlying Common Shares after the conversion of Series G Perpetual Convertible Preferred Shares. Upon the conversion of the Series G Perpetual Convertible Preferred Shares to Common Shares, the Common Shares shall consist of restricted shares and may be traded only in accordance with Rule 144 under the Securities Act of 1933, as amended, or another available exemption from the registration requirements of the Securities Act of 1933, as amended.

RESOLVED FURTHER, that the President or any Vice President and the Secretary or any Assistant Secretary of this Company be, and they hereby are, authorized and directed to prepare and file a Statement of Designation of Rights, Preferences and Privileges in accordance with the foregoing resolution and the provisions of Marshall Islands law and to take such actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolution.
 We further declare under penalty of perjury that the matters set forth in the foregoing Statement of Designation are true and correct of our own knowledge.

Executed in Athens, Greece on March 31, 2026.

/s/ Alexandros Tsirikos
Alexandros Tsirikos
Chief Financial Officer